Press Release

                       Dialysis Corporation of America
                                   Announces
                           Share Repurchase Program

Linthicum, Maryland, April 13, 2009 - Dialysis Corporation of America (NASDAQ-DCAI) announced that its Board of Directors has approved a stock repurchase program, effective April 13, 2009. Under the program, the company is authorized to repurchase up to $3 million of its outstanding shares of common stock from time to time, depending on market conditions, share price and other factors.

The stock purchases will be made out of available cash in open market transactions at the prevailing market price or through privately negotiated transactions.

"This stock repurchase program underscores the level of confidence we have in our company and is aligned with our commitment to deliver long-term shareholder value," said Thomas K. Langbein, Chairman of the Board.

The duration of the repurchase program is open-ended but may be suspended or discontinued at any time in the discretion of the company's management without prior notice. As of April 13, 2009, the company had approximately 9.6 million shares of common stock outstanding.

Dialysis Corporation of America owns and operates freestanding kidney hemodialysis centers located in Georgia, Maryland, New Jersey, Ohio, Pennsylvania, South Carolina, and Virginia, and provides in-hospital dialysis services on a contract basis to certain hospitals located in the those states. The company provides patients with their choice of a full range of quality in-center, acute or at-home hemodialysis services.

This release contains forward-looking statements that are subject to risks and uncertainties that could affect the business and prospects of the company and cause actual results and plans to differ materially from those anticipated. Those factors include, but are not limited to, increases in interest rates, the possible need for and availability of additional financing, the company's satisfying the covenants and conditions of its credit facility, certain delays beyond the company's control with respect to future business events, the highly competitive environment in the establishment and operation of dialysis centers, the ability to develop or acquire additional dialysis facilities, whether patient bases of the company's dialysis facilities can mature to provide profitability, the extensive regulation of dialysis operations, government rate determination for Medicare reimbursement, pricing pressure from private payors, and other risks detailed in the company's filings with the SEC, particularly as described in the company's annual report on Form 10-K for the fiscal year ended December 31, 2008. The historical results contained in this press release are not necessarily indicative of future performance of the company.

Other Dialysis Corporation of America press releases, corporate profile, corporate governance materials, quarterly and current reports, and other filings with the Securities and Exchange Commission are available on Dialysis Corporation of America's internet home page:
http://www.dialysiscorporation.com.

CONTACT: For additional information, you may contact Dialysis Corporation of America, 1302 Concourse Drive, Suite 204, Linthicum, MD 21090; Telephone Number (410) 694-0500; Attention: Investor Relations.

Source: Dialysis Corporation of America